Exhibit 16.1

May 15, 2019

Securities and Exchange Commission

100 F Street, N.E. Washington, D.C.

20549-7561

Dear Sirs/Madams:

We have read Item 16F of Sky Solar Holdings, Ltd.’s Form 20-F dated May 15, 2019 and have the following comments:

1.     We agree with the statements made in the first sentence of paragraph 1 and paragraphs 2 and  3 of Item 16F for which we have a basis on which to comment on, and we agree with, the disclosures.

2.     We have no basis on which to agree or disagree with the statements made in sentence 2 of paragraph 1 and paragraph 5 of Item 16F.

Yours faithfully,

/s/ Deloitte Touche Tohmatsu Certified Public Accountants LLP
Deloitte Touche Tohmatsu Certified Public Accountants LLP